Exhibit 99.2

On August 7, 2007, The Interpublic Group of Companies, Inc. held a conference call. A copy of the transcript of the call follows:

INTERPUBLIC CALL PARTICIPANTS

Michael Roth

Chairman of the Board and Chief Executive Officer

Frank Mergenthaler

Executive Vice President and Chief Financial Officer

Jerry Leshne

Senior Vice President, Investor Relations

ANALYST CALL PARTICIPANTS

Craig Huber

Lehman Brothers

John Janedis

Wachovia Securities

Alexia Quadrani

Bear, Stearns & Company

Karl Choi

Merrill Lynch

Fred Searby

JPMorgan Chase & Company

Paul Ginocchio

Deutsche Bank Securities

Troy Mastin

William Blair & Company

David Leibowitz

Burnham Securities

*         *         *

CONFERENCE CALL TRANSCRIPT

COMPANY PRESENTATION AND REMARKS

Operator:

Good morning and welcome to the Interpublic Group second quarter 2007 earnings conference call. . . . I would now like to introduce Mr. Jerry Leshne, Senior Vice President of Investor Relations. And sir, you may begin.

Jerry Leshne, Senior Vice President, Investor Relations:

Good morning. Thank you for joining us.

We have posted our earnings release and our slide presentation on our website, www.interpublic.com, and we’ll refer to both in the course of this call. This morning we’re joined by Michael Roth and Frank Mergenthaler. We will begin with prepared remarks to be followed by Q&A, and we plan to conclude before market open at 9:30 a.m. Eastern time.

During this call, we will refer to forward-looking statements about our company, which are subject to uncertainties in the cautionary statement included in our earnings release and the slide presentation and further detailed in our 10-K and other filings with the SEC. At this point, it is my pleasure to turn things over to Michael Roth.

Michael Roth, Chairman of the Board and Chief Executive Officer:

Thank you, Jerry, and thank you all for joining us this morning as we review the second quarter and first half of 2007.

I’d like to begin by touching on the highlights of our performance and providing a brief update on each of our major operating units. Frank will then take us through the specifics of our financial results. After his presentation, I’ll return with some closing comments to provide a sense of where we stand in relation to the targets we have for the business, something I know you’re all anxiously awaiting to hear.

As is generally the case on our calls, the first thing I’d like to address is revenue. For some time now, we’ve been talking about our focus on attracting and developing talent at many of our companies, as well as strategically realigning a number of our capabilities so as to better succeed in the marketplace.

The organic revenue growth of 6.6% this quarter is a terrific indicator of how much of a difference the right people and the right service offerings can make. It’s also a testament to the real potential of Interpublic as a competitive force in the marketplace. This was a subject that seemed open to debate a few years ago. As you can see, it should be no longer a topic that’s on the table.

This quarter’s growth was fueled by a very wide cross section of our agencies, across all the marketing disciplines, and it brings our year-to-date organic increase to 4.3%. We are seeing revenue growth from existing clients such as Microsoft, U.S. Army, Sony, and Merck. There’s also positive impact from wins like Wal-Mart, BF Goodrich, Citigroup,

Lionsgate, Kmart and Bank of America. Through July we remain new-business-positive year-to-date.

You will also see that we posted a strong increase in profitability. Operating income was up from $77 million in last year’s second quarter to $146 million this year. This demonstrates that we can improve our operating margin.

These results reflect our progress in addressing operating expenses, which we are accomplishing by upgrading financial talent, by improving our financial systems and disciplines, and by attacking transitional costs such as professional fees.

To be fair, these are areas in which there is still work to be done. We have always stated that trying to move our company to double-digit margin performance by 2008 was an aggressive target.

Our overall results are the sum of talent upgrades we’ve been making at many units, strategic realignments at others, and multiple turnaround efforts at the operating unit level that are each at different stages of completion. So I’d like to take a few minutes here to provide color commentary on the relative strength and progress at each of our key operating units.

As we’ve outlined previously, we’ve significantly increased our investment in talent and tools at both the Worldgroup and CMG. This was necessary to bolster digital and other emerging capabilities. As a result of the changes we made, these units bring highly competitive global offerings to market in growth areas such as activation, CRM, public relations, sports marketing and strategic branding.

We are seeing these investments pay off in increased business with existing and new clients. That is why both of these major businesses are making significant contributions to our improved results. Our domestic independents, which specialize in the integrated offering that clients demand today, also continue to perform very well — of note, Hill Holliday and Deutsche. All of our companies are moving in a positive trajectory as we upgrade their talent and position them for future success. But we are not as far along on the spectrum of investments, and commensurate returns, with all of our portfolio.

The merger of Draft and FCB has clearly created an offering that can win in the marketplace. We are pleased with the integration efforts to date. This new agency model will require continued investment in training and talent as it reaches its full potential. It does bear mention that the recent consolidation of Verizon business within Interpublic resulted in significant assignments shifting away from Draftfcb in New York, which will slow progress at this important location.

At Lowe, we put in place a new management team last spring and have since invested in new talent in a number of key markets, such as China. The resulting improvements in Lowe’s product, which is creativity driven by high-value ideas, has led to outstanding results in competitions like at Cannes and at internal client award shows, and recognition from multi-national clients, as evidenced in yesterday’s win of the global Beck’s business in a highly competitive pitch.

Our focus at Lowe continues to be on refining the network’s operating footprint, ensuring that the agency is equipped with the right set of tools and capabilities to meet the needs of the marketplace and improving overall financial performance. Our plans call for the agency to continue to improve and to be profitable in 2008.

The talent pool and the overall media offering at both Universal McCann and Initiative Media have made great strides over the past six to 12 months. Operating performance at both units is beginning to reflect this. Our new approach to media as an increasingly strategic discipline has played a part in recent wins, most recently the successful defense of key J&J assignments in Asia and North America, where we also picked up business from a number of major competitors. However, media is one of the most rapidly evolving areas of our business, and our agencies must keep changing and improving so as to build on the gains we have made during this past year.

You will also find that we are addressing a number of the new media needs through new models, such as the Sandbox communications planning agency, which we created by combining the strength of R/GA in digital with Universal McCann’s media thinking, as well as Momentum, all on behalf of Johnson & Johnson. We must also continue to develop new media capabilities in vital areas like search, as we did with our acquisition of Reprise Media, and mobile marketing, where we recently announced the joint venture with Velti. And we must do what’s necessary to embed digital talent and expertise at every one of our companies.

Emerging economies will also have to be an area in which we focus. We just closed two transactions in India that increase our stake in leading local agencies with which we have longstanding associations. This will solidify our leadership position in this key market. We will continue to invest in other growth markets, notably China and Russia, to build on the progress that we have posted during the first half of 2007.

Now, to take us through the story in detail, I’d like to hand things over to Frank for a review of our results.

Frank Mergenthaler, Executive Vice President and Chief Financial Officer:

Thanks, Michael. Good morning, everyone. I will refer to the presentation slides that are available on our website and accompany the webcast of this call.

On Slide 2, we call out some key points related to the quarter.

As Michael indicated, we were pleased with the improved revenue and profitability growth in Q2.

Revenue on a reported basis increased 7.8% and organic revenue growth is 6.6% compared to the second quarter a year ago. We also drove improved leverage on both of our principal operating expense lines. As a result, Q2 operating income was $146 million, reflecting an increase of approximately 70% before restructuring. Our Q2 reported operating margin was 8.8%, compared to 5% a year ago. Diluted EPS was $0.24 a share, compared to $0.10 last year.

Slide 3 is our P&L for the second quarter.

I’ll cover revenue and operating expense trends in some detail shortly. So here, I’d like to call out we had a tax benefit of $11 million, which includes the reversal of reserves following the completion of tax examinations in the quarter. The largest item was approximately $80 million for certain worthless security deductions. We called this item out in the first quarter 10-Q.

On Slide 4 we provide additional detail on revenue.

Reported revenue in the quarter was $1.65 billion, an increase of 7.8%. Compared to Q2 2006, exchange rates had a positive impact of 2.6% and net business dispositions were a negative 1.5%.

The result was organic revenue growth of 6.6%, attributable to higher revenue from both existing clients and net client wins, which as you will recall, were quite strong on the back half of last year and the first quarter of this year.

The lower half of the slide shows segment performance. The organic revenue increase was 5.2% at IAN and 14.7% at CMG. At our Integrated Agency Networks segment, domestic advertising and media performed very well. Internationally, revenue performance was mixed. CMG’s strong results reflect double-digit organic revenue increases in public relations, event and sports marketing.

Slide 5 provides a regional breakdown.

In the U.S., revenue increased 10.7% organically, an outstanding result due to strong performance pretty much across the board. We had solid growth at the Worldgroup, Draftfcb, at both of our major media brands, and in several of our integrated independent agencies, including Hill Holliday, Campbell-Ewald, and Deutsche. We had double-digit growth in our PR and sports marketing agencies and particularly strong growth in our events businesses.

In the U.K., revenue increased 0.7% organically in the quarter. Consolidated growth was offset by a weakness in our events business, which had several assignments a year ago that did not repeat.

In continental Europe, revenue declined 3.9% organically. This was principally due to lower spending from existing clients at our media and advertising businesses in a number of key Western European markets, such as France, Germany and Italy.

In Latin America, revenue increased 1.3% on an organic basis. Draftfcb had increases in every major LatAm market. In AsiaPac, revenue increased 13.6% organically, with double-digit increases in China, India, and Australia, with all disciplines contributing to growth.

On Slide 6 we move into a closer look at operating expenses.

Salaries and related expenses were $1.01 billion in the quarter compared with $945 million a year ago, and 61.1% to revenues in the quarter compared to 61.7% a year ago. As you will see in the appendix to our presentation, leverage on base salaries and benefits improved to 51% from 52.3%.

We continue to make the necessary investments to drive revenue growth in strategically critical areas, notably digital, marketing services and media. These investments have been partially offset by head count reductions in slower growth areas.

Total incentive compensation expense in the quarter increased approximately $8 million from a year ago, mainly due to higher expense for our annual incentive program, as a result of improved performance. The increased cost of our expanded performance-based equity comp programs was largely offset in the quarter due to true-up relating to planned forfeitures.

Headcount was approximately 42,200, compared with 42,400 a year ago.

Office and general expenses, at the bottom of the slide, were $503 million in the second quarter compared with $505 million a year ago. Leverage improved by 250 basis points to 30.4% to revenue from 32.9% a year ago. O&G expenses decreased 0.7% organically, as fees for outside professional services, chiefly accounting and financial controls, declined $16 million from Q2 ’06.

As you will see in our presentation appendix on page 25, occupancy expense declined to 7.9% of revenue from 8.7% a year ago.

On slide 7, we show cash flow for the quarter.

Cash flow from operations was $44 million in Q2, compared with $17 million a year ago.

On the highlighted line, you see that working capital used $133 million of cash, due to normal seasonality.

D&A in Q2 was a total of $62 million, depreciation was $41 million, amortization of restricted stock and other non-cash compensation was $13 million, and amortization in interest expense was $8 million.

In the investing activity section, we used $66 million for acquisitions. As Michael discussed earlier, we have made several investments in high-growth, strategically critical areas this year. In Q2, we closed the acquisitions of Reprise Media and Lintas India. Reprise is a best-in-class asset in the critical area of search engine marketing and optimization. The Reprise team has already begun to work with some of our largest clients. The Lintas acquisition takes us from 49% to 100% ownership with a top-notch diversified agency that has been a longtime partner for us. It closed in late June, so it had almost no impact on our Q2 P&L, but we will consolidate their results going forward. Our step up from 51% to 100% of FCB Ulka, another of India’s leading agencies, was a Q3 transaction. The strength of Ulka’s offering and management team have led Draftfcb to announce that the Indian operations will serve as headquarters for the network’s Asia Pacific and Africa regions, a first in our industry.

As you can see, the financing section was fairly quiet in Q2, particularly compared to the effects of the ELF transaction a year ago.

On slide 8 we present the current portion of our balance sheet as of June 30th ’07 and ’06, as well as at year-end 2006.

We ended Q2 with $1.48 billion of cash and short-term marketable securities. Those are the areas highlighted in yellow.

Under current liabilities, as we called out on our Q1 conference call, short-term debt includes our $400 million 4.5% convertible notes. As we’ve discussed previously, this reflects the option of the noteholders to put that debt back to us in March of 2008.

Our debt maturity schedule’s presented on Slide 9.

Total debt at quarter end was $2.3 billion. This schedule is essentially unchanged from our first quarter conference call.

On slide 10, a summary of key developments. Stronger top-line growth in Q2 reflects the improving competitiveness of our businesses, which is the product of strategic decisions we have been taking related to our offering and targeted investment in talent and tools.

While we’re making progress in generating greater leverage from our staff costs, further improvement is needed. In the area of financial controls, our new systems and processes are helping us to address margin leakage. It is also a result of upgrading our financial talent, which is enabling us to reduce our reliance on outside advisors.

We are actively identifying best commercial and financial practices throughout the organization and putting them to work across Interpublic. We are also divesting underperforming operations, and moving aggressively when developments require cost actions.

In that light, there are three items that took place late in the quarter that I would like to address in my remarks because they will have a significant localized impact at certain of our companies. As Michael said earlier, we recently experienced client reversals at McCann on J&J and Buick, at Lowe on GMC, and in the move of Verizon’s business away from Draftfcb in New York.

Each of these agencies has a contribution to make to the turnaround, so their progress in replacing the lost business is important. We are also actively engaged with them on their related cost-reduction plans.

Draftfcb has already moved to mitigate the effect of Verizon by reassigning staffers to open positions within the agency to work on recently won accounts, shifting 35 people to work on Verizon business at MRM and letting approximately 50 people go from a work force of 1,500.

Lowe has informed its GMC team that it will be winding down the business and is assessing the impact on New York operations. McCann has also managed their cost base against the reductions in revenue.

Now, to provide some context to the numbers that I have shared with you and wrap up the call, I’d like to hand it back to Michael.

Mr. Roth:

Thank you, Frank.

As you can see, our second quarter saw Interpublic perform at the highest level in many years. These results are encouraging and should serve to validate our belief that we have the Company on the right track and that the actions we’ve taken to improve our people and our product are impacting our ability to compete and win.

For some time now, we’ve been clear in communicating with you a number of other fundamental elements of our turnaround.

Above all, we have said that our results and our progress would not be linear from quarter-to-quarter. Our performance for the first three months of this year, though on plan, led some to draw unduly negative conclusions about our prospects. Similarly, we would caution you against using the second quarter’s very strong results to extrapolate performance for the balance of the year.

You have heard all of our peers comment on the speed of which the digital component of the business is evolving and the rapidly accelerating need to embed these skill sets into every one of our agencies. This requires increased levels of investment in professional development and technology.

We all knew these changes were coming, but the pace in which they’re taking place has accelerated. In order to remain competitive in this regard, we may be called upon to make decisions that ensure our long-term growth but affect our ability to achieve the full measure of our aggressive margin targets within the timetable we have set.

At this point, we do not see the need to adjust these goals or the turnaround time frame. We continue to drive the organization towards achieving the 2008 targets. However, in spite of our strong performance this quarter, the client shifts and losses we’ve discussed today, coupled with the dynamic change in our industry, represent additional challenges that we must overcome.

As we’ve said repeatedly on past calls, our approach to the turnaround has been based on a willingness to take direct action to address both issues and opportunities.

Aggressively attacking weak financial controls carried a very high short-term cost, but has ensured our long-term viability. Realigning Draft and FCB, as well as our media agencies, was potentially disruptive, but has significantly upgraded the competitiveness of these offerings. The complex ELF transaction was initially poorly understood and frowned upon by some in the financial community. Yet it has proven to be very farsighted, since it amply provided for our backup liquidity needs well ahead of the current crash in the credit markets.

We’ve indicated in the past that our goal is competitive margin performance. We will continue to be direct in taking those actions that we believe will enable us to achieve the 2008 goals and that are also consistent with the long-term interest of value creation.

As always, we will be totally transparent, keeping you updated on our decisions, our prospects and our progress against the turnaround goals. This quarter confirms that our future is brighter than it has been in some time. There is, of course, still work to be done. We remain committed to doing what’s required to build on recent top line momentum, further address costs and better serve clients, all of which will lead to enhanced shareholder value.

With that, I’d like to open up the floor to your questions. Thank you.

QUESTIONS AND ANSWERS

Operator:

Thank you. . . . The first question is from Mr. Craig Huber. Your line is open.

Craig Huber, Lehman Brothers:

Yes. Good morning. Can you do us a favor and just sort of break down this 6.6% organic revenue growth? It was very strong overall, but I’m curious, do you break it down between new clients versus growth at existing clients?

Mr. Roth:

The bulk of that — we won’t give you the specifics, but the bulk of it is from growth in our existing clients.

Mr. Huber:

Okay. And then second question. Can you give us a sense how Lowe did in the quarter and also how your media buying operations did from a revenue perspective?

Mr. Mergenthaler:

With respect to — Craig, it’s Frank — with respect to the media buying operations, we saw growth in the quarter year-on-year, which is the first time I think we can actually articulate that since we’ve put the turnaround plans. With respect to Lowe, they continue to rationalize their global footprint, they continue to put out terrific creative work, the feedback we’ve been getting from clients is very positive. The Beck’s win, I think, is indicative that the transformation is Lowe is underway. The GMC loss is challenging, and they’re going to need to address the cost ramifications of the GMC loss, in particularly New York, but the leadership there is firmly committed that the work product seems to be very strong and they’re very focused.

Mr. Roth:

Our plans for Lowe continues to be improved profitability and, as I indicated in my remarks, to turn profitable in 2008.

Mr. Huber:

But in terms of revenues in the quarter, can you give us a sense how Lowe did?

Mr. Roth:

I think the notion of Lowe is that what we’ve said is our goal was to stabilize Lowe, and I think it’s fair to say, clearly, Lowe has been stabilized. Our goal now is to grow it and improve profitability.

Mr. Huber:

And then my final thing on Lowe, should investors expect over the next maybe six, nine months a significant change in the operations at Lowe? Are you pretty content with the direction it’s going right now?

Mr. Roth:

We’re always looking to refine our footprint. Clearly, the loss of GMC to New York has an impact and we’re addressing what needs to be done with respect to that. Certainly all of the people affiliated with the GMC is — have been notified and we’re addressing it. We continue to look at better ways to be efficient with the global footprint of Lowe, but we continue to believe that the growth opportunity is there. I’ve recently met with some of their clients as well as been in Europe and met with them, and I think the creative offering that Lowe brings to the table on a global basis is terrific. And it’s based on that talent and that product that we think will bring Lowe to profitability. The quarterly revenue, as I said, has been stabilized and flat.

Mr. Huber:

Great, thank you.

Operator:

The next question is from John Janedis. Your line is open.

John Janedis, Wachovia Securities:

Hi. Thank you for taking my question. Michael, given some of the recent macro concerns, are you sensing that some of your advertisers are getting more cautious as you move towards the back end of the year? And then, Frank, just briefly, can you give us an SEC update? Do you think we’ll see resolution by year-end?

Mr. Roth:

Well, first of all, we’ve had our operating review meetings, and the sense is that our clients are not pulling back for the rest of the year. And I think you’ve seen that, frankly,

from some of our competitors, as well. So I think the tone is solid. Everyone is cautious. Everyone’s looking to spend the dollars in the right place. So I think the dialogue that we’ve been having with our clients is more of where to spend your dollars in terms of the fragmented media and the type of offerings that are out there. But we certainly don’t see a major pullback in the spend. And, frankly, I think you see the spend in the up front was surprisingly positive. And I think that is also indicative of the fact that our clients are willing to spend the dollars.

The SEC update —as you all know, we received a Wells notice. We have formally responded to the Wells notice and we continue to have dialogues with the SEC. It was good to at least see some action in terms of the SEC in bringing it forward, and we want to resolve this as quickly as possible, and we are responding to whatever issues the SEC has raised.

Mr. Janedis:

Okay, thanks. One quick last one, guys. Were there any one-time revenue generating events in the quarter?

Mr. Roth:

No . . . .

Mr. Mergenthaler:

Nothing material, John, to call out.

Mr. Janedis:

Great, thanks a lot.

Mr. Mergenthaler:

Thank you.

Operator:

The next question is from Ms. Alexia Quadrani. Your line is open.

Alexia Quadrani, Bear, Stearns & Company:

Hi, thank you. A couple of questions. First, Frank, I believe you just recently went through some mid-year reviews with some of your major divisions. Are there any major takeaways from that meeting? And secondly, I think, Mike, you commented that the new business year-to-date was positive. Could you comment on what it was like in the quarter? Then I have one follow-up.

Mr. Roth:

On the media side, let me address that. The takeaway, frankly, from our perspective is that our media offering has really made a substantial improvement. Frankly, if you would have looked at our media offerings 18 months ago, they, frankly, weren’t competitive. And I think what you saw, in particular in the J&J review, that we were able to win against some very stiff competition. So I’m very pleased with the media offering that we brought to the table and, in fact, our clients have responded to the remarkable improvement that we’ve seen both in Initiative as well as Universal McCann. So I think the fact that we’re seeing positive results from media and the fact that from a competitive point of view our media offerings are able to compete with the competition out there is a very solid performance, and I’m very pleased with what we’ve been able to do. You know, we added a lot of talent to media. Nick Brian, and Richard Bevins, and Alec have all done a tremendous job in terms of adding very strong people and offerings to their competitive sets. So that’s been very positively received by our clients.

I’m sorry, your second question, Alexia, was what?

Ms. Quadrani:

Well, also first on the first question about the mid-year review for the other agencies outside media, as well, if you can comment on that? And then the second question was, you’d mentioned new business wins were a positive year-to-date. I was wondering if you had any color about the second quarter?

Mr. Roth:

Well, we have a solid pipeline. We obviously can’t win them all and we’re — frankly, in some of the pitches that are out there, we have one or two agencies competing. So we’re hopeful that certainly we’ll prevail. Media reviews? I’m not sure what you’re referring to . . .

Mr. Mergenthaler:

Mid-year reviews.

Mr. Roth:

Oh, mid-year reviews. Do you want to comment?

Mr. Mergenthaler:

Alexia, the mid-year reviews, I think, we’re, everybody for the most part is on track with their ’07 operating plans. I think the only thing I would call out is the late events of Q2 and how those respective agencies are going to deal with certain client losses, because there are going to have to be actions taken. Other than that, I thought that for the first six months, people came in on plan and were relatively positive on where they are for the year.

Mr. Roth:

The tone was solid and, obviously, we just have to keep our head down, and it’s nice to see that we’re competitive in all fronts.

Ms. Quadrani:

And this last question. It looks like you had a nice tax benefit again in the quarter. Should we assume that going forward you’re not going to be a taxpayer?

Mr. Roth:

Not be a taxpayer? The tax benefit that we had was a one-time event, and it was a non-cash benefit. So I think you have to assume that as we turn profitable, we will be paying taxes. Of course, we’d still have an NOL carry forward of a size in excess of $1 billion in foreign countries, and there, our opportunity is to turn profitable and utilize those NOLs from a cash point of view in those countries.

Mr. Mergenthaler:

You know, Alexia, it’s jurisdiction-specific. Depending on where income’s generated, do we have tax coverage? Needless to say we’re trying to do everything we can to minimize cash taxes.

Ms. Quadrani:

We should assume the effective tax rate will remain, obviously, at a pretty low level? It looks like you’ve been tracking that way for a couple quarters.

Mr. Mergenthaler:

I think the effective tax rate should somewhere be in the mid 50s for now.

Ms. Quadrani:

Okay, thanks.

Mr. Mergenthaler:

You’re welcome.

Operator:

The next question is from Mr. Karl Choi. Your line is open.

Karl Choi, Merrill Lynch:

Hi. Good morning. Can you hear me?

Mr. Roth:

Yes.

Mr. Choi:

Just wondering if you can be a little more specific about the impact of some of the recent account losses, whether it’s from a revenue standpoint and also from a severance standpoint? That’s my first question.

Mr. Roth:

The revenue impact on the account losses we’ll start seeing some of it in the fourth quarter. The full effect, obviously, will be in next year. I think what we’ve said — we’ve estimated or we’ve seen written accounts for — in the range of 45 to $50 million of revenue all-in for the client losses.

Mr. Choi:

And do you, severance probably will pick up. Do you have any sense about how that may turn up?

Mr. Roth:

Throughout the rest of the year, we’re going to be looking very carefully. As we indicated, each, both, Draftfcb is already taking some actions with respect to the movement there. Lowe is looking in New York, particularly with the impact of GMC, as well as McCann. So I think we’ll have a better sense of any actions with respect to any of these losses to be taking place in the third quarter.

Mr. Choi:

But absent these account losses — and, Mike, I understood your point about not sort-of extrapolating the results from the second quarter into the second half — but is there any reason why the revenue growth performance can continue once you adjust for some of these recent account losses?

Mr. Roth:

Certainly, we believe, and as I indicated, our goal is to be competitive on the revenue side for 2008 and to achieve our margin targets. And where we’ve got our head down, and there’s nothing to indicate if we can overcome some of these losses that we can’t be there.

Mr. Choi:

And last question. Could you quantify, maybe a question for Frank, the impact from some of the acquisitions that you have made in the first half of the year, what the revenue contribution would be?

Mr. Mergenthaler:

The acquisitions we made, Carl — Reprise, which was a Q2 event — de minimus in the quarter because of the timing of the acquisition and the size of the asset. And the same thing with Lintas since we closed very late in the quarter.

Mr. Choi:

I guess I was thinking about more the second half.

Mr. Mergenthaler:

We don’t disclose the individual revenue for those agencies.

Mr. Roth:

I might add that our total offering in India now, I think the numbers indicate that we’re like the number two offering in all of India. So it’s very, very powerful, very aggressive, and very good work being done in there.

Mr. Choi:

Great. Thank you.

Mr. Roth:

You’re welcome.

Operator:

Mr. Fred Searby, your line is open.

Fred Searby, JPMorgan Chase & Company:

Yes, thanks. So a couple of questions. Good quarter, by the way.

Mr. Roth:

Thank you.

Mr. Searby:

One is, if you look at the consolidation, you’re talking about the Verizon consolidation and the severance, you’re saying that the account losses but the severance should hit in the third quarter? Did some of that actually hit in the second quarter? That would be one question. Second one is, free cash flow looks pretty good in the quarter if you strip out the working capital, assume that’s neutral for the year. What are your thoughts on this year for free cash flow? And just one other follow-up question, that capex was pretty high in the quarter. Just kind of surprising, not to be expected. And then, finally, are we gaining momentum in Europe? You had a little bit of a pick-up on a revenue side in Europe, and I guess to a less degree than in Latin America, but still just wondering about the underperformance there — how do you see things progressing throughout the year? Should that be a steady sort of progression?

Mr. Roth:

That’s a mouthful. We’ll split them up.

Mr. Searby:

My other 20 questions were already asked.

Mr. Roth:

We’re gaining momentum there and we think that we should show improvement in Europe. Obviously we’ve repositioned some of our talent there and the Worldgroup is showing some positive results there. Cash flow, we do — hopefully we’ll show positive cash flow.

Mr. Mergenthaler:

From an operating perspective, Fred, we’ll be cash flow positive for the year. And with respect to your severance question, the majority of the severance from the client losses should hit in Q3, potentially Q4, because you’ve got a runoff period of time servicing these clients as they transition out. And on capex, while we’re a little bit ahead of last year, we still believe the capex number will be somewhere between 150 and 160 for the year.

Mr. Roth:

Yes, we had a bunching up, if you will, of some of the capital expenditures, so we should level off.

Mr. Searby:

Just to understand things, the Verizon consolidation — they consolidated business at McCann, basically, right?

Mr. Roth:

Yes, that’s correct. That’s why I refer to “Interpublic.” A good portion of it all ended up at McCann, which was good from an IPG perspective, but it became a little disruptive, obviously, to Draftfcb in New York.

Mr. Searby:

Okay, great. Thanks a lot, guys.

Mr. Mergenthaler:

You’re welcome.

Mr. Roth:

Thank you.

Operator:

Mr. Paul Ginocchio, your line is open.

Mr. Roth:

Good morning, Paul.

Paul Ginocchio, Deutsche Bank Securities:

Good morning. Could you comment on your second quarter salary growth of 5.5%? Is that something — a pretty significant acceleration from the first quarter — is that something we should expect in the back half?

Mr. Mergenthaler:

Actually, Paul, the SRS is relatively flat Q1 ’07 and Q2 ’07, with significant incremental revenue. So when you look at the progression, I think that’s probably a more meaningful comparative. So that’s what we’ve been trying to focus on — getting more leverage from our existing staff.

Mr. Ginocchio:

Great.

Mr. Roth:

I think one of the points about our salary levels is, obviously, we’ve seen an improvement in revenue. And when we started on this, if we had taken wholesale staff reductions to bring the numbers down on a very accelerated basis, I think it would have impacted our revenue opportunities and, certainly, we’ve added a lot of people in specialty areas, in particular digital and public relations and so on. So I think what we’ve done is, rather than take wholesale reductions in salary to improve margins, I think it’s proven that the investments we’ve made in upgrading our talent throughout our organization is positive to the revenue side. So we’re feeling positive about that.

Mr. Ginocchio:

Great. And then just a second question on that same basis, sequentially it looks like office and general was up $10 million sequentially, and if you take out the decline in professional fees it’s up even more. Are we to the bottom of where office and general can go or is there still more cost to come out?

Mr. Mergenthaler:

One of the main reasons it’s up is just client pass through, so it’s profit neutral, but I think that — we’re never bottomed out, we’re always looking for more money, Paul. But I think we’ll continue to be aggressive with utilization of professional services by bringing more stuff in-house. I think we showed some traction on the occupancy side, which we’re pleased with there, and we’ll continue to focus on that. So it was relatively flat Q1 to Q2. We continue to focus on that number and we still believe there’s some opportunity.

Mr. Ginocchio:

Great.

Mr. Roth:

Our operating reviews are focusing on the two key areas, which are revenue growth and cost opportunities. And the cost opportunities are not just in the salary side; we’re looking at cost reductions across the board.

Mr. Ginocchio:

Great, thanks very much.

Mr. Roth:

Sure.

Operator:

Troy Mastin, your line is open.

Troy Mastin, William Blair & Company:

Thank you. Good morning.

Mr. Roth:

Good morning.

Mr. Mastin:

First on the second quarter new business, were they positive? I just want to clarify.

Mr. Roth:

I said for the year we’re net positive.

Mr. Mastin:

Any commentary on Q2?

Mr. Roth:

Q2, I don’t know whether we break it out by the Q. I don’t know the answer to that, but on a cumulative basis, we’re still positive.

Mr. Mastin:

Okay. And then in terms of the trend in wins and maybe the pipeline that you see as potential future wins, how has that looked recently on a maybe month-to-month basis, and is there anything we should read from any sort of a trend line?

Mr. Roth:

No, I think the pipeline is solid. We have a number of announced pitches and some that aren’t announced that we’re continuing working. So I think the pipeline is there and hopefully we’ll get our fair share. If you think about the bunching up of the losses we had in the second quarter, it may have been negative, but the point is that year-to-date we’re positive.

Mr. Mastin:

Okay. And then you made reference to potentially having to step up your investment in technology and professional development. I wonder if you could give a little bit more color on the nature of what these investments might look like?

Mr. Roth:

Well, clearly, and everyone’s chasing the same people out there and your next question, of course, is, are you paying up? And I think the answer is that people with unique expertise, in particular in the digital side, are commanding a premium. Recently you saw R/GA added a very talented individual to their offering to round out the offering in R/GA. We have a couple of other unique hires that are coming onstream. So I think we’re constantly looking to beef up our talent and, obviously, we’re also looking to bring all of our talent base to be competitive in the marketplace. So we’re constantly looking to add to that.

Mr. Mastin:

So you were making reference predominantly to talent rather than more, maybe, technology?

Mr. Roth:

Yes, absolutely. I think our capex number that Frank referred to, that we said is going to level out for the year, includes any investments that we’re talking about.

Mr. Mastin:

So looking out into maybe ’08 and beyond, we shouldn’t expect to see a big ramp-up in capex or acquisitions . . . ?

Mr. Roth:

No. And again, what we said about acquisitions is that they will be strategic and tactical.

You saw that in India, you saw that with Reprise. The type of acquisitions that we’re looking at are very strategic to where we’re looking for. We’re not looking — we don’t see a big acquisition out there. But it’s nice to be talking about acquisitions again at all. A couple of years ago, we were not.

Mr. Mastin:

Did you highlight this because you see it as maybe the biggest risk to achieving the ’08 targets — that the need to reposition more digitally and the . . . ?

Mr. Roth:

The reason I highlighted it was because of my comment before. When you’re looking at our salary levels, rather than just taking reductions in salary, by hiring talent it ultimately converts to revenue. We want to make sure we maintain a balance of reducing head count, reducing costs on the salary side, but also investing in revenue opportunities, and these type of individuals enhance our competitive position in the marketplace.

Mr. Mastin:

Okay. And you asked us not to draw too much from the strong organic growth in the second quarter, so is maybe a good way to look at your performance on a going forward basis maybe considering the first half of the year where you had, I think, 4.3% organic? Is that a better . . . ?

Mr. Roth:

It’ll average out throughout the year. I think the point is that we’re very pleased with the results for this quarter. I think it shows that we’re very competitive in the marketplace. We are focused on our margins, we are focused on revenue growth, and we are marching towards the goals that we’ve stated. And I think we’re on plan to accomplish what we want to do for 2007.

Mr. Mastin:

Okay, thanks.

Operator:

The final question is from David Leibowitz. Your line is open.

David Leibowitz, Burnham Securities:

Yes, a few unrelated issues. First, the $400 million worth of the convertible preferreds, how many have actually been put back at you?

Mr. Roth:

None.

Mr. Leibowitz:

And what are the terms that would make them want to put it back?

Mr. Roth:

Well, there’s a strike price of $12 and change. $12.42. Obviously, there’s a break point somewhere less than that where it’s better to hold than put back. I think the number’s in the range of $10 and change, and so if our stock price is in that range, I think it’s unlikely that it’ll put it to us. But obviously, given where we are from a financial point of view — that date, by the way, is March of 2008 — but given where we are from a financial point of view, if they were to be put to us, we have alternatives to take care of that. So financially, we’re well positioned to deal with it either way.

Mr. Leibowitz:

Very good. Second question, you had some very significant wins in the latter part of last year. Are they going to be contributing to the bottom line, or pretax line as it were, in the second half of this year, or is that really going to be an ’08 contribution?

Mr. Roth:

No, I think, in fact, you’re seeing some of the ads — what Martin Agency has started, has started to run some of the Wal-Mart ads that you’ve seen on TV in the new positioning. So we’re starting to see pick ups from the new business that we acquired, in particular Wal-Mart, as well as some of the other new business gains.

Mr. Leibowitz:

And the last thing. Do you have to mark your excess real estate to market and, if so, what impact does that have?

Mr. Mergenthaler:

David, we don’t.

Mr. Roth:

No, and we don’t — we lease. It’s all . . .

Mr. Leibowitz:

Okay . . .

Mr. Roth:

. . . all right, so, real estate — we’re not a REIT.

Mr. Leibowitz:

Well in this day and age you have to ask . . .

Mr. Roth:

. . . the question.

Mr. Leibowitz:

Thank you very much.

Michael Roth:

Thank you.

Operator:

And that was the final question, gentlemen.

Mr. Roth:

Well, I thank you all for participating, obviously, we’ll be available to answer some additional questions and we look forward to talking with you at the end of next quarter. Thank you.

*         *         *

Cautionary Statement

This transcript contains forward-looking statements. Statements in this transcript that are not historical facts, including statements about management’s beliefs and expectations, constitute forward-looking statements. These statements are based on current plans, estimates and projections, and are subject to change based on a number of factors, including those outlined in our 2006 Annual Report on Form 10-K under Item 1A, Risk Factors, and other SEC filings. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update publicly any of them in light of new information or future events.

Forward-looking statements involve inherent risks and uncertainties. A number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. Such factors include, but are not limited to, the following:

•	risks arising from material weaknesses in our internal control over financial reporting, including material weaknesses in our control environment;
•	our ability to attract new clients and retain existing clients;
•	our ability to retain and attract key employees;
•	risks associated with assumptions we make in connection with our critical accounting estimates;
•	potential adverse effects if we are required to recognize impairment charges or other adverse accounting-related developments;
•	potential adverse developments in connection with the ongoing SEC investigation;
•	potential downgrades in the credit ratings of our securities;
•	risks associated with the effects of global, national and regional economic and political conditions, including fluctuations in economic growth rates, interest rates and currency exchange rates; and
•	developments from changes in the regulatory and legal environment for advertising and marketing and communications services companies around the world.

Investors should carefully consider these factors and the additional risk factors outlined in more detail in our 2006 Annual Report on Form 10-K under Item 1A, Risk Factors, and other SEC filings.